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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

                                     FORM 4

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Randall San Antonio
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Warrantech Corporation
150 Westpark Way
--------------------------------------------------------------------------------
                                    (Street)

Euless                                 TX                76040
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Warrantech Corporation -- WTEC
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

9/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

      (give title below)                        (specify below)

President Warrantech Direct
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by one Reporting Person
     |_|  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     12,387         I         By 401(k)
                                                                                                                          Plan (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     18,503         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                            (Print or Type Response)

[667862-1]

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stocks(3)           $1.3125  4/5/00                291       4/05/01   4/5/10   Stock     0(2)                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stock(3)            $1.3125  4/5/00                292       4/05/01   4/5/10   Stock      292                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stock(3)            $1.3125  4/5/00                583       4/05/02   4/5/10   Stock      583                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stock(3)            $1.3125  4/5/00                584       4/05/03   4/5/10   Stock      584                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stocks(3)           $1.3125  4/5/00              6,125       4/05/01   4/5/10   Stock     0(2)                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stocks(3)           $1.3125  4/5/00              6,125       4/05/01   4/5/10   Stock    6,125                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stocks(3)           $1.3125  4/5/00             12,250       4/05/02   4/5/10   Stock   12,250                      D
------------------------------------------------------------------------------------------------------------------------------------
Option to
purchase                                                                       Common
stocks(3)           $1.3125  4/5/00             12,250       4/05/03   4/5/10   Stock   12,250                      D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)   Based on plan statement March 31, 2002.

(2)   Options cancelled.

(3) The option vests if Mr. San Antonio is employed on the anniversary date, provided that 50% of the amount scheduled to be vested each year is subject to meeting specified performance goals.


         /s/ Randall San Antonio                            September 25, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*      If the Form is filed by more than one Reporting Person, see Instruction
       4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

[667862-1]